Exhibit (2)(g)

BLUESTONE COMMUNITY DEVELOPMENT FUND

INVESTMENT ADVISORY AGREEMENT

This AGREEMENT is effective as of May 1, 2019, by and between Bluestone Community Development Fund, a Delaware statutory trust (the “Fund”), and Bluestone Capital Partners LLC, a Puerto Rico limited liability company (the “Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services; and

WHEREAS, the Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Adviser to provide investment advisory services to the Fund on or after the date of this Agreement and the Adviser is willing to render such services, subject to the supervision and direction of the Fund’s Board of Trustees (the “Board”) and the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	APPOINTMENT OF ADVISER

The Fund appoints, and the Adviser accepts the appointment, to act as investment adviser to the Fund, subject to the supervision and direction of the Board, on the terms and for the compensation set forth in this Agreement. In connection with this appointment:

(a) Delivery of Fund Documentation. The Fund will deliver to the Adviser copies of: (i) the Fund’s Agreement and Declaration of Trust and Bylaws, as they may be amended from time to time (collectively, the “Organizational Documents”); (ii) the prospectus and statement of additional information for the Fund, as they may be amended from time to time (collectively, as currently in effect, the “Prospectus”); and (iii) all Fund policies and procedures, as they may be amended from time to time (collectively, the “Fund Procedures”). The Fund will direct all service providers to the Fund to furnish information to the Adviser and to assist the Adviser as may be reasonably required and will ensure that the Adviser has reasonable access to all relevant records and documents maintained by the Fund or any service provider to the Fund.

(b) Independent Contractor. The Adviser is deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c) The Adviser’s Representations. The Adviser represents, warrants and agrees that:

(i) It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary action to authorize its execution, delivery and performance of this Agreement;

(ii) It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(iii) It will be registered under the Commodities Exchange Act, as amended, and the rules promulgated thereunder (the “CEA”), at all times required by the CEA;

(iv) It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Fund with a copy of such Code of Ethics and any amendments thereto;

(v) It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, that are reasonably designed to prevent violations of federal securities laws by the Adviser, its employees, officers and agents (“Compliance Procedures”) and, if it has not already done so, will provide the Fund with a copy of the Compliance Procedures and any amendments thereto;

(vi) It has delivered to the Fund copies of its Form ADV as most recently filed with the SEC and will provide the Fund with a copy of any future filings of Form ADV or any amendments thereto;

(vii) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Fund of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(viii) It has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Adviser to perform the services contemplated by this Agreement; and

(ix) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(d) Plenary Authority of the Board of Trustees. The Adviser acknowledges that the Fund is an interval fund that operates under the supervision and direction of the Board.

2.	PROVISION OF INVESTMENT ADVISORY SERVICES

Subject to the delegation of any of the following duties to one or more persons permitted by Section 19 of this Agreement, the Adviser will render the following services to the Fund:

(a) The Adviser will assume all investment duties and have full discretionary power and authority with respect to investment of the assets of the Fund. Without limiting the generality of the foregoing, the Adviser will, with respect to the assets of the Fund: (i) obtain and evaluate such information and advice relating to the economy, investment markets and investments as it deems necessary or useful to discharge its duties hereunder; (ii) continuously invest the assets in a manner consistent with the Organizational Documents, other written guidelines or restrictions, as they may be amended from time to time, agreed upon in writing by the Fund and the Adviser, which guidelines and restrictions will not be inconsistent with the Prospectus (“Written Guidelines”), and the Fund Procedures, as may be provided to the Adviser consistent with Section 1(a) of this Agreement; (iii) determine the 504 First Lien Loans (as defined in the Prospectus), securities or other investments to be purchased, sold or otherwise disposed of and the timing of such purchases, sales and dispositions; (iv) vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Adviser’s written proxy voting policies and procedures and the Advisers Act; (v) maintain the books and records required to be maintained by the Fund under the 1940 Act with respect to portfolio transactions executed pursuant to this Agreement; (vi) promptly issue settlement instructions to custodians designated by the Fund; (vii) evaluate the creditworthiness of securities dealers, banks and other entities and counterparties with which the Fund may engage in repurchase transactions and monitor the status of such transactions; and (viii) take such further action, including purchasing 504 First Lien Loans through assignments, co-originations, originations or participations (as described in the Prospectus), placing purchase and sale orders of securities or other investments and selecting broker-dealers to execute such orders on behalf of the Fund, as the Adviser will deem necessary or appropriate, in its sole discretion, to carry out its duties under this Agreement.

(b) The Adviser will also furnish to or place at the disposal of the Fund such information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties, as the Fund may, from time to time, reasonably request.

(c) The Adviser agrees that in performing its duties under this Agreement it will comply in all material respects with (i) the 1940 Act, the Advisers Act and all rules and regulations promulgated thereunder; (ii) all other federal and state laws and regulations applicable to the Adviser; (iii) applicable provisions of the Internal Revenue Code of 1986, as amended; and (iv) the provisions of the Organizational Documents.

(d) The Adviser will keep accurate and detailed records concerning its services under this Agreement and all such records will be open to inspection at all reasonable times by the Fund and any appropriate regulatory authorities. The Adviser will provide to the Fund copies of any and all documentation relating to the Fund’s transactions upon reasonable request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and it further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request, provided that the Adviser will be entitled to keep copies of any such records.

(e) The Adviser will provide pricing and valuation information with respect to particular investments it has purchased for the Fund, including 504 First Lien Loans, if the Fund has determined that such pricing and valuation information is not otherwise reasonably available to it through standard pricing services. In the event that the Adviser believes a valuation provided by a pricing service for an investment it has purchased for the Fund is materially inaccurate, the Adviser agrees to promptly notify the Fund.

(f) From time to time at the request of the Fund, the Adviser will (i) meet, either in person or via teleconference, with such other persons as the Fund may designate, including the Board, on reasonable notice and at reasonable times and locations, to discuss general economic conditions, performance, investment strategy or other matters relating to the Fund; and (ii) provide written materials to the Fund, including the Board, on reasonable notice, discussing the same.

(g) The Adviser will be responsible for filing any required reports on its behalf with the SEC pursuant to Section 13(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder.

(h) To the extent reasonably requested by the Fund, the Adviser will use its best efforts to assist the Fund in connection with the Fund’s compliance with the federal securities laws, as such term is defined in Rule 38a-1 under the 1940 Act (“Federal Securities Laws”), including providing the Chief Compliance Officer of the Fund with: (i) Compliance Procedures, as may be amended from time to time (including prompt notice of any material changes thereto); (ii) a summary of and any changes to the Compliance Procedures in connection with the Fund’s annual review; (iii) upon request, a certification by the chief compliance officer of the Adviser that the policies and procedures of the Adviser are reasonably designed to prevent violation of the Federal Securities Laws; (iv) direct access to the Adviser’s chief compliance officer, as reasonably requested by the Chief Compliance Officer of the Fund; (v) a completed quarterly informational questionnaire regarding the Adviser’s compliance program; and (vi) quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1 under the 1940 Act) that arose under the compliance policies and procedures of the Fund or Compliance Procedures in such detail as may be reasonably requested by the Chief Compliance Officer of the Fund.

(i) Except as permitted by the Fund Procedures, the Adviser will not disclose and will treat confidentially all information regarding the investments of the Fund, including the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions executed for the Fund (including past, pending and proposed trades).

(j) The Fund or its agent will provide timely information to the Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for, investment in the Fund. The Fund’s custodian (the “Custodian”) will timely provide the Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Adviser to perform its responsibilities hereunder.

3.	BROKERAGE

The Adviser is responsible for decisions to buy and sell securities for the Fund. Although the Fund will primarily invest in 504 First Lien Loans and such investments will generally be made without the use of a broker-dealer, the Adviser is responsible for broker-dealer selection and for negotiation of brokerage commission rates with respect to other Fund investments, provided that the Adviser will not direct an order to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Fund’s Chief Compliance Officer. The Adviser’s primary consideration in executing a securities transaction will be to seek best execution. In selecting broker-dealers to execute transactions, the Adviser may take the following, among other things, into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The execution price of a transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the brokerage services offered.

Subject to such policies as the Board may determine and consistent with Section 28(e) of the 1934 Act, the Adviser will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for executing a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for executing that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services to the Fund, the Adviser or any affiliate of either. Such allocation will be in such amounts and proportions as the Adviser will determine, and the Adviser will report on such allocations regularly to the Fund, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, the allocation of the securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Fund authorizes and empowers the Adviser to open and maintain trading accounts in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard institutional customer agreements with such broker or brokers as the Adviser will select as provided herein. The Adviser will cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian will direct. All securities and other property of the Fund will remain in the direct or indirect custody of the Custodian except as otherwise authorized by the Board.

The Adviser further will have the authority to instruct the Custodian to pay cash for securities and other property delivered to the Custodian for the Fund and deliver securities and other property against payment for the Fund, and such other authority granted by the Fund from time to time. The Adviser will not have authority to cause the Custodian to deliver securities and other property or pay cash to the Adviser except as expressly provided herein.

4.	ALLOCATION OF EXPENSES

(a) With respect to the operation of the Fund, the Adviser will be responsible for (i) providing the personnel, office space and equipment reasonably necessary to perform its obligations hereunder; (ii) the expenses of printing and distributing extra copies of the Fund’s prospectus, statement of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders); and (iii) any costs of liquidating or reorganizing the Fund if the liquidation or reorganization is made at the request of the Adviser (unless such cost is otherwise allocated by the Board). If the Adviser has agreed to limit the operating expenses of the Fund, the Adviser also will be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit, subject to the terms of such agreement.

(b) The Fund is responsible for and has assumed the obligation for payment of its expenses, other than as stated in Section 4(a) above, including but not limited to: the Fund’s initial organizational and offering expenses, fees and expenses (including legal fees) incurred in connection with the issuance, registration (and maintenance of registration) and transfer of its shares; commissions, spreads, fees and other expenses connected with the acquisition, holding, disposition of securities and other investments including placement and similar fees in connection with direct placements; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; all expenses incurred in connection with borrowings; dividend and interest expenses related to short sales; costs and expenses of pricing and calculating its net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of the Board that are properly payable by the Fund; expenditures in connection with meetings or solicitations of shareholders, including proxy or consent solicitations therefor (except for expenses related to any shareholder meeting convened or shareholder consent solicited as a result of a change of control of the Adviser or otherwise convened or solicited for the primary benefit of the Adviser which expenses shall be borne by the Adviser), as determined by the Board; salaries and expenses, if any, of officers of the Fund; fees and expenses of members of the Board or members of any advisory board or committee; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, the Prospectus of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues or educational program expenses determined appropriate by the Board; all expenses of maintaining and servicing shareholder accounts of the Fund maintained with the Fund’s transfer agent, including all charges for transfer, shareholder recordkeeping, distribution disbursing, redemption; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses including litigation, proceedings, claims and indemnification obligations to its directors, officers, service providers and shareholders, except as herein otherwise prescribed.

(c) The Adviser may voluntarily or contractually absorb certain Fund expenses.

(d) To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund will promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser will be entitled to recover from such Fund to the extent of the Adviser’s actual costs for providing such services. In determining the Adviser’s actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing such services.

(e) To the extent that the Adviser pays fees in addition to any Fund servicing fees to financial intermediaries, including banks, broker-dealers, financial advisors or pension administrators, for sub-administration, sub-transfer agency or any other shareholder servicing services associated with shareholders whose shares are held in omnibus or other group accounts, the Adviser will report such payments regularly to the Fund, including the amounts paid and the relevant financial institutions.

(f) The fee payable to the Adviser under this Agreement with respect to the Fund may be reduced to the extent of any receivable owed by the Adviser to the Fund (provided that such obligation is not subject to a good faith dispute) or as required under any operating expense limitation agreement applicable to the Fund.

5.	INVESTMENT ADVISORY FEES

(a) For all of the services rendered with respect to the Fund as herein provided, the Fund will pay to the Adviser a fee at an annual rate based on the Current Net Assets (as defined below) of the Fund as set forth in Schedule A attached hereto and made a part hereof. Such fee will be accrued by the Fund daily and will be payable monthly in arrears, within fifteen business days after the last day of each month. If fees begin to accrue with respect to the Fund during the middle of a month, all fees for the period from that date to the end of the month will be prorated according to the proportion that the period bears to the full month. In the case of termination of this Agreement with respect to the Fund during any month, all fees accrued from the beginning of that month to, but excluding, the date of termination, will be prorated according to that proportion that the period bears to the full month and will be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” will mean the Fund’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

(b) The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment will be applicable only to such specific reduction or payment and will not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(c) Any such reductions made by the Adviser in its fees or payment of expenses which are the Fund’s obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in any subsequent month in the three-year period from the date of the fee reduction and/or expense payment if the aggregate amount actually paid by the Fund toward the operating expenses for such month (taking into account the reimbursement) will not cause the Fund to exceed the lesser of: (1) the expense limitation in place at the time of the fee reduction and/or expense payments; or (2) the expense limitation in place at the time of the reimbursement. Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.

(d) The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement will be applicable only with respect to the specific items covered thereby and will not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

6.	LIABILITY; STANDARD OF CARE

(a) The Adviser will have responsibility for the accuracy and completeness (and liability for the lack thereof) of any information with respect to the Adviser, its personnel or the Fund’s strategies provided in writing to the Fund for inclusion in the Fund’s offering materials (including the Prospectus and advertising and sales materials).

(b) The Adviser will act at all times in the best interests of the Fund and will discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Adviser will not be liable to the Fund or the Fund’s shareholders for any action or inaction of the Adviser relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance or the reckless disregard of the Adviser’s duties or obligations under this Agreement. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein will in any way constitute a waiver or limitation of any rights which the Fund or any shareholder of the Fund may have under federal securities laws or state laws.

(c) In no event will the Adviser be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d) The Adviser, its affiliates, agents and employees, will not be liable to the Fund for failure to act or any action taken in good faith reliance upon:

(i)  The Fund’s directions to the Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(ii) Acts or omissions of the Custodian or the Fund, their respective affiliates, agents or employees.

(e) No party to this Agreement will be liable to another party for consequential damages under any provision of this Agreement.

(f) The Adviser will not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(g) Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”) will indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement; provided, however, that indemnification will not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage or expense was caused by the Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of or reckless disregard of the obligations and duties under this Agreement; and provided further, however, that the Adviser will only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage or expense of such Indemnified Party was attributable to the Adviser’s willful misfeasance, bad faith, or negligence in the performance of or reckless disregard of the Adviser’s obligations or duties hereunder.

(h) If indemnification is to be sought hereunder, then the Indemnified Party will promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Indemnifying Party advised with respect to all developments concerning such claim, action or proceeding; provided, however, that the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure will not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, will not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party will be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary. The Indemnified Party will in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; notwithstanding this Section 6, in the event the Indemnified Party has not secured such consent, the Indemnifying Party will have no obligation to indemnify the Indemnified Party. Upon request and at the Indemnifying Party’s expense, the Indemnified Party will provide reasonable assistance to the Indemnifying Party so that the Indemnifying Party can defend against such claim, action or proceeding.

(i) The provisions of Sections 6(g) and (h) will not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a) This Agreement will become effective with respect to the Fund on the date hereof. The Agreement will, unless terminated as hereinafter provided, continue in effect for a period of two (2) years from the date of effectiveness with respect to the Fund. This Agreement will continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Fund who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” will have the meanings as set forth in the 1940 Act.

(b) This Agreement may be terminated by the Fund at any time without payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser, and by the Adviser upon sixty (60) days’ written notice to the Fund. In the event of a termination, the Adviser will cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board, transfer any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

(c) This Agreement will terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

8.	SERVICES NOT EXCLUSIVE

The services of the Adviser to the Fund are not to be deemed exclusive and it will be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients, if any. The Fund agrees that Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. Nothing in this Agreement will be deemed to require Adviser, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

9.	NO SHORTING; NO BORROWING

The Adviser agrees that neither it nor any of its officers or employees will take any short position in the shares of the Fund. This prohibition will not prevent the purchase of such shares by any of the officers or employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act. The Adviser agrees that neither it nor any of its officers or employees will borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly and exclusively for the Fund’s benefit.

10.	AMENDMENT

This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board in the manner required by the 1940 Act, and, if required by the 1940 Act, by the vote of the outstanding voting securities of the Fund, as defined in the 1940 Act.

11.	NONPUBLIC PERSONAL INFORMATION

Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its managers, members, officers, and employees: (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”); and (2) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Fund and communicated in writing to the Adviser. Such written approval shall not be unreasonably withheld by the Fund and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

12.	USE OF THE ADVISER’S NAME

The Adviser hereby consents to the royalty-free use by the Fund of the name “Bluestone Capital Partners” as part of the Fund’s name or any reasonable derivation thereof (the “Name”) and consents to the royalty-free use of any related logo and any such marks or symbols which may arise hereafter (the “Mark”) during the term of this Agreement. The Fund acknowledges that any rights in or to the Name or the Mark are, and under any and all circumstances will continue to be, the sole property of the Adviser. The Adviser will have the right to resolve any concerns regarding copyright, trademark or patent infringement with respect to the Fund’s use of the Name or the Mark as the Adviser will so determine.

13.	ANTI-MONEY LAUNDERING COMPLIANCE

The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Fund has adopted an Anti-Money Laundering Policy. The Adviser agrees to cooperate with the Fund in connection with the Fund’s compliance with the Fund’s Anti-Money Laundering Policy and the AML Laws by providing the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested upon reasonable notice by the Fund in order for the Fund’s administrator to fulfill its obligations under the AML Laws provided that nothing herein will impose any obligation on the Adviser to provide any reports, certifications or assurances with respect to the beneficial owners of the Fund. The Fund may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

14.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the Adviser agrees to use its commercially reasonable efforts to assist the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Adviser agrees to inform the Fund of any material development related to the services it provides to the Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

15.	NOTIFICATION

The Adviser agrees that it will provide prompt notice to the Fund about material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund and any changes in the senior management, operations or ownership of the Adviser.

16.	NOTICES

Notices and other communications required or permitted under this Agreement will be in writing, will be deemed to be effectively delivered when actually received and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Bluestone Capital Partners LLC Attn: Joe Gladue 151 Calle San Francisco, Suite 200 PMB 5333 San Juan, PR 00901-1607 Facsimile Number: (888) 337-4887

FUND:	Bluestone Community Development Fund Attn: Lee A. Calfo 37 West Avenue, Suite 301 Wayne, PA 19087 Facsimile Number: (888) 337-4887

17.	GOVERNING LAW

This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein will be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.	ASSIGNMENT

Subject to Section 7(c) hereof, this Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

19.	SUB-ADVISERS

At its own expense, the Adviser may carry out any of its obligations to the Fund under this Agreement by employing, subject to the direction and control of the Board, one or more persons who are registered as investment advisers pursuant to the Advisers Act (each, a “Sub-Adviser”). Each Sub-Adviser’s employment to provide investment advisory services to the Fund will be evidenced by a separate written agreement between the Adviser and the Sub-Adviser approved by the Board and, if required by applicable law, by the shareholders of the Fund. The Adviser will supervise and monitor the activities of each Sub-Adviser. The Adviser will not be liable hereunder for any act or inaction of any Sub-Adviser except for the Sub-Adviser’s bad faith, willful misfeasance or negligence in the performance of or the reckless disregard of the Sub-Adviser’s duties or obligations under its sub-advisory agreement with the Adviser. In addition, the Adviser will be liable: (1) for its failure to exercise good faith in the employment of the Sub-Adviser; (2) for the Adviser’s failure to exercise appropriate supervision of the Sub-Adviser; and (3) as may be agreed by the Fund and the Adviser in writing.

20.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees and officers of the Fund and the shareholders of the Fund will not be personally liable for any obligations of the Fund under this Agreement, and the Adviser agrees that in asserting any rights or claims under this Agreement, it will look only to the assets and property of the Fund in settlement of such rights or claims, and not to the Trustees of the Fund or the shareholders of the Fund.

21.	MISCELLANEOUS

(a) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(b) This Agreement may be executed by the parties on a number of counterparts that, taken together, will be deemed to constitute one and the same instrument.

(c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions will be considered severable and not be affected, and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular part, term, or provision held to be illegal or invalid.

(d) The term “affiliate” will have the meaning ascribed thereto by the 1940 Act.

(e) Sections 2(d), 2(h), 2(i), 6, 11, 12, 13, 14, 17 and 20, 21 will survive termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day first set forth above.

BLUESTONE COMMUNITY DEVELOPMENT FUND

By:	/s/ Lee Calfo
Name: Lee Calfo
Title: President

BLUESTONE CAPITAL PARTNERS LLC

By:	/s/ Lee Calfo
Name: Lee Calfo
Title: CEO

[Signature Page to Investment Advisory Agreement]

SCHEDULE A

Fund	Annual Rate
Bluestone Community Development Fund	1.50%

A-1